Exhibit 99.1

Alto Neuroscience Reports First Quarter 2025 Financial Results and Recent Business Highlights

– Phase 2 proof-of-concept trials remain on track: Topline data expected from ALTO-203 in MDD in the second quarter of 2025 followed by ALTO-101 in schizophrenia in the second half of 2025 –

– Late-stage programs advancing: Topline data expected from the Phase 2b trial of ALTO-300 in MDD in mid-2026 followed by the Phase 2b trial of ALTO-100 in bipolar depression in the second half of 2026 –

– New data presented at recent scientific conferences support Alto’s biomarker-driven pipeline and patient stratification approach –

– Strong cash position of approximately $161.3 million expected to fund planned operations into 2028, and through at least four upcoming clinical study readouts –

Mountain View, Calif., May 14, 2025 — Alto Neuroscience, Inc. (“Alto”) (NYSE: ANRO) a clinical-stage biopharmaceutical company focused on the development of novel precision medicines for neuropsychiatric disorders, today reported financial results for the first quarter ended March 31, 2025, and highlighted recent progress across its pipeline of clinical-stage product candidates.

“In the first quarter of 2025 we took important steps to deliver on our clinical and corporate objectives,” said Amit Etkin, M.D., Ph.D., founder and chief executive officer of Alto Neuroscience. “We have continued to execute across each of our four ongoing clinical trials, and in addition we have advanced our biomarker platform to further support our precision psychiatry approach. We believe the recent presentation of our EEG-based placebo response biomarker and dopamine-related biomarkers highlight our leadership position in targeted neuropsychiatric drug development. We look forward to exploring opportunities to maximize the therapeutic impact of our platform to address the high unmet needs of patients. With a strong balance sheet expected to support several key clinical milestones in the coming years, we believe we are well positioned to redefine how neuropsychiatric conditions are treated.”

Pipeline Highlights

ALTO-100: Enrollment ongoing in Phase 2b bipolar depression trial; data expected in the second half of 2026.

ALTO-100, a first-in-class, oral small molecule believed to work through enhancing neuroplasticity, is in development for the treatment of bipolar depression (BPD) in patients characterized by a cognitive biomarker.
•Enrollment in the randomized, double-blind, placebo-controlled Phase 2b trial remains ongoing with topline data expected in the second half of 2026. The Company expects to enroll approximately 200 patients with BPD. Patients will be evaluated over a six-week treatment period and the primary endpoint is the change from baseline on the Montgomery-Åsberg Depression Rating Scale (MADRS) in the patient population characterized by a cognitive biomarker.
•In the fourth quarter of 2024, the Company completed the Phase 2b trial evaluating ALTO-100 as a treatment for major depressive disorder (MDD). The clinically meaningful signal in the adjunctive subgroup and evidence of biomarker enrichment in the compliant subset of patients supports the ongoing Phase 2b trial of ALTO-100 as an adjunctive treatment in BPD.
•The Company presented additional analyses of the ALTO-100 MDD Phase 2b trial at the Society of Biological Psychiatry (SOBP) Annual Meeting highlighting the utilization of an EEG-based biomarker to account for potential placebo responders. As presented, these results build on the Company’s successful identification and prospective replication of an EEG-based biomarker for placebo response in MDD.
◦The analysis prospectively demonstrated that weighting patient outcomes based on an EEG marker for placebo response resulted in a larger treatment response. These data demonstrate the applications of this biomarker to potentially enable more precise identification of high placebo responders and improve detection of treatment response in a clinical trial. The Company expects to employ this biomarker in the ongoing ALTO-100 BPD trial.

ALTO-300: Enrollment ongoing in Phase 2b adjunctive major depressive disorder trial; data expected in mid-2026.

ALTO-300, also known as agomelatine, is an oral, small molecule designed to act as a melatonin agonist and 5-HT2C antagonist, and is being developed at 25mg as an adjunctive treatment in the United States for patients with MDD, characterized by an EEG biomarker. Agomelatine is an approved antidepressant medication in Europe and Australia, at both 25mg and 50mg, but has not been approved in the United States. In comparison to the 50mg dose of agomelatine, the 25mg dose has been shown to have equivalent antidepressant efficacy and has not been associated with reversible, low liver enzyme elevations observed with the 50mg dose.
•Topline data from the double-blind, placebo-controlled, randomized Phase 2b trial is expected in mid-2026. The Company expects to enroll approximately 200 biomarker positive patients for the final analysis sample. The final analysis sample is based on the favorable outcome from the interim analysis announced in February 2025, which resulted in a recommendation to continue the study and increase the biomarker positive sample by approximately 50 subjects. While the trial includes both biomarker positive and biomarker negative patients, the primary analysis will be conducted in the biomarker positive subgroup.
•In the ongoing Phase 2b trial, patients who have had an inadequate response to their current antidepressant are randomized to receive either 25mg of ALTO-300 or placebo over a six-week treatment period. The study medication is being taken in addition to a patient’s background antidepressant. The primary outcome is the change from baseline in MADRS score in patients with the EEG biomarker.
•Across the Company’s clinical trials, and in clinical practice, agomelatine has demonstrated a favorable safety and tolerability profile. The most common adverse event observed in the Phase 2a trial of ALTO-300 was headache. Additionally, the Phase 2a and Phase 2b trials have involved monitoring for elevated liver enzymes (≥ 3 times the upper limit of normal), with the Phase 2b trial including a stopping rule for elevated liver enzymes, as measured by liver function tests (LFT). No LFT elevations ≥ 3 times the upper limit of normal were observed in the Company’s 239-patient completed Phase 2a trial, and no patients have been stopped in the ongoing Phase 2b trial due to liver enzyme elevation.
◦Across three large, United States-based clinical trials in MDD, the 25mg dose of agomelatine (being developed by the Company as ALTO-300) has not led to liver enzyme elevation, exhibiting rates similar to placebo.
◦Evidence from meta-analyses and real-world clinical care reinforces the consistent safety of the 25mg dose and suggests that higher doses of agomelatine do not result in greater efficacy. The Company believes these data support development of the 25mg dose to optimize clinical efficacy while balancing safety and tolerability.
•The Company presented new data at SOBP highlighting the mechanistic link between ALTO-300 and the machine learning-derived, EEG biomarker, used to identify patients who are more likely to respond to treatment. Increasing 5-HT2C activity or directly depleting dopamine—both the opposite mechanistic effect of ALTO-300—resulted in greater EEG irregularity, consistent with a biomarker positive profile.

ALTO-203: Enrollment completed in Phase 2 proof-of-concept MDD trial; data expected in the second quarter of 2025.

ALTO-203, a novel, oral small molecule designed to uniquely act as a histamine H3 inverse agonist, is being developed for the treatment of MDD associated with increased levels of anhedonia.
•In February, the Company completed enrollment in the 69-patient Phase 2 proof-of-concept (POC) trial in MDD patients with higher levels of anhedonia and expects to report topline data in the second quarter of 2025. The trial is the first evaluation of ALTO-203 in a patient population and consists of two sequential, double-blind, placebo-controlled treatment periods to evaluate two different dose levels of ALTO-203 as a monotherapy.
◦In the first period, patients receive two single-doses of ALTO-203 (high-dose and low-dose), and placebo in a randomized, three-way crossover design, and the outcome measures are designed to evaluate pharmacodynamic effects. An acute change in positive emotion is assessed by the alertness and mood components of the Bond-Lader Visual Analog Scale (BL-VAS), an established scale of subjective emotion. The trial is designed to broadly explore the effects of ALTO-203 and is not powered to detect statistical significance on clinical depression outcome scales (e.g., MADRS).
◦In the second period, patients receive high-or low-dose ALTO-203 or placebo once-daily over a 28-day treatment period to further explore the safety and pharmacokinetics of ALTO-203. Pharmacodynamic effects on cognition, EEG, and wearable measures will be evaluated to characterize the profile of ALTO-203 and guide next steps in development.
•The Company presented new preclinical data at SOBP demonstrating the distinct behavioral effects of ALTO-203, which may be driven by enhanced function and control of dopamine in the reward system. ALTO-203 effectively reversed anhedonia-like behavior induced by dopamine depletion and demonstrated a significantly higher sucrose preference. Pitolisant, the only FDA approved H3R inverse agonist, showed no significant effect at any dose.

ALTO-101: Enrollment is ongoing in Phase 2 proof-of-concept CIAS trial; data expected in the second half of 2025.

ALTO-101, a brain-penetrant PDE4 inhibitor designed as a novel transdermal formulation, is being developed for the treatment of Cognitive Impairment Associated with Schizophrenia (CIAS). The novel formulation is designed to retain the desired brain effects shown with the oral formulation while avoiding the tolerability challenges and adverse effects known to be associated with PDE4 inhibitors.
•Enrollment remains ongoing in the Phase 2 POC trial in CIAS, with topline data expected in the second half of 2025. The Phase 2 POC trial consists of a dose-escalating treatment with ALTO-101 and is designed to enroll approximately 70 adult participants with schizophrenia between the ages of 21 and 55. The primary outcome in the study is the effect of ALTO-101 on theta band activity, the EEG measure shown to be most clearly associated with CIAS in replicated analyses of large schizophrenia datasets. Objective cognitive performance is also evaluated.
•A poster was presented at the Annual Congress of the Schizophrenia International Research Society (SIRS), demonstrating ALTO-101 significantly enhanced theta responses in humans. Additionally, the Company presented new preclinical data at SOBP, exhibiting increased theta response in a preclinical rescue study with ALTO-101. The Company believes these data underscore the robustness of theta response as a translational biomarker for CIAS and the potential pro-cognitive drug effect.

Upcoming Milestones and Events

Near-Term Expected Milestones
•2Q 2025 — ALTO-203 Phase 2 POC MDD trial topline data
•2H 2025 — ALTO-101 Phase 2 POC CIAS trial topline data
•Mid-2026 — ALTO-300 Phase 2b MDD trial topline data
•2H 2026 — ALTO-100 Phase 2b BPD trial topline data

Upcoming Conferences
•The Company is expected to present at the following upcoming conferences:
◦American Society of Clinical Psychopharmacology (ASCP) Annual Meeting: May 27-30, 2025
◦Jefferies Healthcare Conference: June 3-5, 2025
◦H.C. Wainwright 6th Annual Neuro Perspectives Hybrid Conference: June 16-17, 2025
◦Biotechnology Innovation Organization (BIO) International Convention: June 16-19, 2025

First Quarter 2025 Financial Highlights

Cash Position: As of March 31, 2025 the Company had cash, cash equivalents, and restricted cash of approximately $161.3 million, compared to approximately $168.7 million in cash, cash equivalents, and restricted cash as of December 31, 2024.

The Company expects its cash balance to support planned operations into 2028.

R&D Expenses: Research and development expenses for the quarter ended March 31, 2025 were $10.0 million, as compared to $10.0 million for the same period in 2024.

G&A Expenses: General and administrative expenses for the quarter ended March 31, 2025 were $5.7 million, as compared to $4.4 million for the same period in 2024. The increase was primarily attributable to costs associated with higher headcount to support expanded clinical development efforts, growing operational requirements, and costs associated with operating as a public company. $0.3 million of the increase is related to non-cash, stock-based compensation.

Net Loss: The Company incurred a net loss of $15.2 million for the quarter ended March 31, 2025, as compared to $13.4 million for the quarter ended March 31, 2024.

About Alto Neuroscience
Alto Neuroscience is a clinical-stage biopharmaceutical company with a mission to redefine psychiatry by leveraging neurobiology to develop personalized and highly effective treatment options. Alto’s Precision Psychiatry Platform™ measures brain biomarkers by analyzing EEG activity, neurocognitive assessments, wearable data, and other factors to better identify which patients are more likely to respond to Alto product candidates. Alto’s clinical-stage pipeline includes novel drug candidates in bipolar depression, major depressive disorder, schizophrenia, and other mental health conditions. For more information, visit www.altoneuroscience.com or follow Alto on X.

Forward-Looking Statements
This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “look forward,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements regarding Alto’s expectations with regard to the potential benefits, activity, effectiveness and safety of its product candidates and Precision Psychiatry Platform (“Platform”); Alto’s expectations with regard to the design and results of its research and development programs and clinical trials, including the timing of enrollment and the timing and availability of data from such trials; Alto’s clinical and regulatory development plans for its product candidates, including the timing or likelihood of regulatory filings and approvals for its product candidates; Alto’s business strategy, financial position and the sufficiency of its financial resources to fund its operations through expected milestones; and other statements that are not historical fact. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including: uncertainties inherent in the initiation, progress and completion of clinical trials and clinical development of Alto’s product candidates; the risk that Alto may not realize the intended benefits of its Platform; availability and timing of results from clinical trials; whether initial or interim results from a clinical trial will be predictive of the final results of the trial or the results of future trials; the risk that clinical trials may have unsatisfactory outcomes; the risk that Alto’s projections regarding its financial position and expected cash runway are inaccurate or that its conduct of its business requires more cash than anticipated; and other important factors, any of which could cause Alto’s actual results to differ from those contained in the forward-looking statements, which are described in greater detail in Alto's Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the Securities and Exchange Commission (“SEC”) as well as in other filings Alto may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and Alto expressly disclaims any obligation to update any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise, except as required by law.

Availability of Information on Alto’s Website
Alto routinely uses its investor relations website to post presentations to investors and other important information, including information that may be material. Accordingly, Alto encourages investors and others interested in Alto to review the information it makes public on its investor relations website.

ALTO NEUROSCIENCE, INC.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except per share amounts)
(unaudited)

	Three months ended March 31,
	2025	2024
Operating expenses:
Research and development	$9,974	$9,952
General and administrative	5,702	4,434
Total operating expenses	15,676	14,386
Loss from operations	(15,676)	(14,386)
Other income (expense):
Interest income	1,827	1,558
Interest expense	(598)	(346)
Loss on debt extinguishment	(681)	—
Other, net	(41)	(243)
Total other income, net	507	969
Net loss	$(15,169)	$(13,417)
Other comprehensive income (loss):
Change in fair value attributable to instrument specific credit risk	134	—
Foreign currency translation	(19)	(5)
Total other comprehensive income (loss)	$115	$(5)
Comprehensive loss	$(15,054)	$(13,422)
Net loss per share attributable to common stockholders, basic and diluted	$(0.56)	$(0.76)
Weighted-average number of common shares outstanding, basic and diluted	27,049	17,600

ALTO NEUROSCIENCE, INC.
Selected Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	March 31,	December 31,
	2025	2024
Cash, cash equivalents, and restricted cash	$161,254	$168,729
Total assets	171,915	177,542
Total liabilities	32,819	26,082
Accumulated deficit	(153,565)	(138,396)
Investor Contact:
Nick Smith
investors@altoneuroscience.com

Media Contact:
Mari Purpura
media@altoneuroscience.com